CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                    GSV, INC.

                                       ***

      GSV, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      That, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation (as amended) (the "Certificate of Incorporation") of said corporation, the Board adopted a resolution, which resolution is as follows:

      RESOLVED, that a series of the Company's Preferred Stock consisting of 636,365 shares of Preferred Stock, be and hereby is, designated as "Series A Convertible Preferred Stock", par value $.001 per share (the "Series A Preferred Stock"), and that the Series A Preferred Stock shall have the designations, powers, preferences, rights and qualifications, limitations and restrictions as set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Series A Certificate") attached as Exhibit A.

      That said Series A Certificate states that the Board does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Amended Certificate shall be deemed to have the meanings provided therein).

      1. Certain Definitions.. Unless the context otherwise requires, the terms defined herein shall have the meanings herein specified.

            (a) Change of Control Transaction. The term "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by a Holder (as hereinafter defined) of Series A Preferred Stock), (ii) a replacement at one time or over time of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Corporation with or into another entity that is not wholly-owned by the Corporation (other than a Holder of the Series A Preferred Stock), consolidation or sale of 50% or more of the assets of the Corporation in one or a series of related transactions (other than to a Holder of the Series A Preferred Stock), or (iv) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

            (b) Common Stock. The term "Common Stock" shall mean the Common Stock of the Corporation, $.001 par value per share.

            (c) Common Stock Equivalent. The term "Common Stock Equivalent" shall mean any equity or equity equivalent securities (including debt or any other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock) issued by the Corporation or a subsidiary thereof that provide the holder thereof to receive shares of Common Stock. The Corporation shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.

            (d) Junior Stock. The term "Junior Stock" shall mean the Common Stock and any class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or of an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation establishing such class or series shall be subordinated to the Series A Preferred Stock in respect of the right to receive dividends and in respect to the right to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation.

            (e) Parity Stock. The term "Parity Stock" shall mean any class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or of an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation establishing such class or series shall be pari passu to the Series A Preferred Stock in respect of the right to receive dividends and in respect to the right to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation.

            (f) Purchase Agreement. The term "Purchase Agreement" shall mean the Convertible Preferred Stock Purchase Agreement pursuant to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            (g) Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or of an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation establishing such class or series shall be senior to the Series A Preferred Stock in respect of the right to receive dividends and in respect to the right to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation.

            (h) Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the shares of the Series A Convertible Preferred Stock, $.001 par value per share, authorized herein.

            (i) Stock Market. The term "Stock Market" shall mean any of the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange or the Nasdaq SmallCap Market.

            (j) Trading Day. The term "Trading Day" shall mean (a) a day on which the Common Stock is traded on a Stock Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on a Stock Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board ("OTC"), or (c) if the Common Stock is not quoted on the OTC, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

      2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its 12% Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 636,365 (which shall not be subject to increase without the consent of the holders of the Series A Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $.001 per share and a stated value equal to the sum of $1.10 plus all accrued and unpaid dividends to the date of determination to the extent not previously paid in cash in accordance with the terms hereof (the "Stated Value").

      3. Voting. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes on each action to be taken by the shareholders of the Corporation (other than the election of directors pursuant to Section 4 hereof) as shall equal the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible pursuant to the terms herein. Fractional votes by holders of Series A Preferred Stock shall not, however be permitted, and any fractional voting rights (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise provided by law, as specifically set forth in this Series A Certificate as amended from time to time, or pursuant to contractual rights granted by the Corporation, the holders of the Series A Preferred Stock shall vote together as a single class with the holders of the Common Stock.

      4. Dividends.

            (a) Subject to the preferences and other rights of any Senior Stock and provided that dividends are simultaneously paid or declared on all Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate of 12% per annum (the "Series A Accruing Dividends"); provided, however, if any portion of the dividend payable to any holder of the Series A Preferred Stock shall be a fraction of a cent, such dividend shall be rounded down to the nearest whole cent. Series A Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative. Dividends shall be payable on the Conversion Date (as defined herein) for such share and on each June 30 and December 31 for so long as such share shall be outstanding, commencing June 30, 2001 (each of a Conversion Date and such semi-annual dates are referred to herein as a "Dividend Payment Date"), commencing on the earlier to occur of such Conversion Date and June 30, 2001, in cash or shares of Common Stock. Subject to the terms and conditions herein, the decision whether to pay dividends hereunder in Common Stock or cash shall be at the discretion of the Holder. Each Holder shall provide the Company written notice of its intention to cause the Company to pay dividends in cash or shares of Common Stock not less than five (5) Trading Days prior to each Dividend Payment Date for so long as shares of Series A Preferred Stock are outstanding. Failure to timely provide such written notice shall be deemed an election by such Holder to receive dividends for such period in cash. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the date of the initial issuance of the Series A Preferred Stock. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series A Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Series A Preferred Stock held by each Holder.

            (b) In no event, so long as any shares of the Series A Preferred Stock shall be outstanding, shall any dividend whatsoever, whether in cash, property or otherwise, be declared or paid, nor shall any distribution be made, on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, while any shares of Series A Preferred Stock remain outstanding. The provisions of the preceding sentence shall not, however, apply to a dividend payable in shares of any class or series of Junior Stock of the Corporation.

      5. Election of Directors.

            (a) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the written approval of Holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, increase the maximum number of directors constituting the board of directors to a number in excess of seven (7).

            (b) So long as any shares of Series A Preferred Stock ever issued by the Corporation remain outstanding, the holders of Series A Preferred Stock, voting separately as a class, shall be entitled to designate and elect three (3) of the members of the board of directors.

For any meeting (or written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock shall constitute a quorum of the Series A Preferred Stock for the election of directors to be elected solely by the holders of the Series A Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

      6. Liquidation.

            (a) Upon liquidation, dissolution or winding up of the Corporation (each a "Liquidation Event"), whether voluntary or involuntary, the Holders shall be entitled, before any distribution or payment is made to any holder of Common Stock or any other Junior Stock, to be paid an amount equal to $1.10 per share plus the Series A Accruing Dividends, if any, such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the "Series A Liquidation Preference Payment" and with respect to all shares of Series A Preferred Stock being sometimes referred to as the "Series A Liquidation Preference Payments." If, upon any Liquidation Event, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock shall be insufficient to permit the payment in full to such Holders of all amounts to which such Holders shall be entitled upon a Liquidation Event, then the entire net assets of the Corporation to be distributed to the Holders, shall be distributed among the Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled in the event of a Liquidation Event.

            (b) After the distributions described in Section 6(a) above have been paid, subject to the rights of a series of Senior Stock or Parity Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to the shareholders shall be distributed among the holders of the Junior Stock in accordance with the Certificate of Incorporation or an instrument of the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation.

            (c) Notwithstanding the provisions of Section 8(f), any consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction that has not been approved by the holders of at least two-thirds of the Series A Preferred Stock then outstanding shall be treated as a Liquidation Event, and the holders of the Series A Preferred Stock shall be entitled in such event to receive stock, securities or assets on the basis of (i) the provisions of Section 8(f) or (ii) the priorities set forth in
Section 6(a), whichever is greater. Any consolidation, merger, sale or all or substantially all of the corporation's assets or other similar transaction that has been approved by the holders of at least two-thirds of the Series A Preferred Stock shall be subject to Section 8(f), and not this Section 6(c).

      7. Redemption Upon Triggering Events

            (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all or a portion of the Series A Preferred Stock and such shares of Common Stock as described below then held by such Holder for a redemption price, in cash, equal to the sum of (i) 100% of the Stated Value of each outstanding share of Series A Preferred Stock plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions of shares of Series A Preferred Stock and then held by the Holder and (B) 100% of the Conversion Price (determined at the time of each such conversion) for each share of common stock received upon conversion of the Series A Preferred Stock (such sum, the "Redemption Price"). The Redemption Price shall be due and payable within five Trading Days of the date (the "Redemption Date"),on which the notice for the payment therefor is provided by a Holder. If the Corporation fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series A Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

            A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), without the prior consent of the Holders of a majority of the Series A Preferred Stock:

                  (i) the Corporation shall be a party to any Change of Control Transaction, shall agree to sell (in one or a series of related transactions) all or substantially all of its assets or shall redeem more than a de minimis number of Common Stock or other Junior Securities (other than redemptions of Underlying Shares);

                  (ii) the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Purchase Agreement, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been remedied within ten calendar days after the date on which written notice of such failure or breach shall have been given;

                  (iii) the failure of the Common Stock to be listed for trading on any Stock Market or the suspension of the Common Stock from trading on a Stock Market, in either case, for more than 20 Trading Days (which need not be consecutive Trading Days);

                  (iv) the institution of any action, proceeding, application or counterclaim by any party before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the issuance or sale of the Series A Preferred Stock or any of the transactions contemplated by the Purchase Agreement;

                  (v) a default or event of default shall occur at any time under the terms of any agreement involving borrowed money or the extension of credit or any other indebtedness for borrowed money under which the Corporation may be obligated as a borrower or guarantor, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

                  (vi) any final judgment or order for the payment of money in excess of $1,000,000;

                  (vii) a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Corporation in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Corporation for any part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

                  (viii) the Corporation shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;

                  (ix) the Corporation shall have incurred any indebtedness for borrowed money in excess of $50,000;

                  (x) the Corporation shall have made or agreed to make any capital expenditures in excess of $50,000;

                  (xi) there shall have occurred a material change in the conduct of the business of the Corporation as conducted as of the date of the initial issuance of the Series A Preferred Stock;

                  (xii) the issuance of any shares of any Senior Stock or Party Stock;

                  (xiii) the issuance of any shares of Series A Preferred Stock other than pursuant to the Purchase Agreement; and

                  (xiv) the resignation, within the 45-day period immediately following the date of the initial issuance of the Series A Preferred Stock, of two or more members of the board of directors (other than those elected by the Holders of the Series A Preferred Stock pursuant to Section 5(b) hereof).

            (b) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

      8. Conversions. The holders of Series A Preferred Stock shall have the following conversion rights:

            (a) Right to Convert. Subject to the terms and conditions of this
Section 8, the Holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any Liquidation Event of the Corporation pursuant to Section 5, the right of conversion shall terminate at the close of business on the business day prior to the business day fixed for payment of the amount distributable on the Series A Preferred Stock). The date of determination of the number of shares of Common Stock issued upon conversion of the Series A Preferred Stock pursuant to this Section 8(a) shall be the date (the "Conversion Date"), that the Conversion Notice and the certificate or certificates for the shares so converted is received by the Corporation.

            (b) Conversion Process. To effect conversions of Series A Preferred Stock, Holders shall deliver to the Corporation at its principal office during its usual business hours, the certificate or certificates for the shares so converted, together with a duly completed and executed Conversion Notice, in the form attached hereto as Exhibit A. As promptly as practicable thereafter, the Corporation shall issue and deliver to such Holder a certificate or certificates, registered in the name of such Holder, for the number of whole shares of Common Stock to which such Holder is entitled upon such conversion, together with any cash dividends and payment in lieu of fractional shares to which such Holder may be entitled. Once delivered, a delivery of a Conversion Notice shall be irrevocable.

            (c) Conversion Price. Subject to the terms and conditions of this
Section 8, the Series A Preferred Stock shall convert into such number of fully paid and non-assessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Stock to be so converted by $1.10 per share and (ii) dividing the result by the conversion price (which shall initially be $1.10) per share or, in case an adjustment of such price has taken place pursuant to the further provisions of Section 8(e), then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion pursuant to Section 8(a) (such price, or such price as last adjusted, being referred to as the "Series A Conversion Price").

            (d) Fractional Shares. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock. If any fractional shares of Common Stock would be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the Holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in good faith by the Board of Directors of the Corporation.

            (e) Adjustment of Price Upon Issuance of Common Stock. Except as provided in Section 8(f), if and whenever the Corporation shall issue or sell, or is, pursuant to Section 8(e)(i) through (vii), deemed to have offered, sold, granted any option to purchase, or otherwise disposed of (or announced any offer, sale, grant or any option to purchase or other disposition) any of shares of Common Stock or Common Stock Equivalents at a price that is, at the issuance thereof, or at any later time due to adjustment, reset, additional issuances or otherwise, less than the Series A Conversion Price, then the Series A Conversion Price shall be adjusted to equal the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. If the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Series A Conversion Price, such issuance shall be deemed to have occurred for less than the Series A Conversion Price. Notwithstanding the foregoing the Series A Conversion Price shall not be reduced pursuant to this
Section 8(e) (other than by stock splits, recombinations or similar events) to a price less than [ ](1) (the "Floor Conversion Price").

            For purposes of this Section 8(e), the following subsections (i) to
(vii) shall also be applicable:

                  (i) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or to purchase any stock or security convertible into or exchangeable, directly or indirectly, for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the

--------
(1) 105% of the average of the per share market value of the common stock for the five Trading Days immediately preceding the Closing Date.

exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series A Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subsection (iii), no adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (iii), no adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series A Conversion Price have been or are to be made pursuant to other provisions of this Section 8(e), no further adjustment of the Series A Conversion Price shall be made by reason of such issue or sale.

                  (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if (1) the maximum number of shares of Common Stock issuable in connection with any Option referred to in subparagraph (i), (2) the purchase price provided for in any Option referred to in subparagraph (i), (3) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or (4) the rate at which Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock, shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series A Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed maximum number of shares, changed purchase price, changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold, and on the termination of any Option or any such right to convert or exchange Convertible Securities, the Series A Conversion Price then in effect hereunder shall forthwith be increased to the Series A Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                  (iv) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Series A Preferred Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                  (v) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                  (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been


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

issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 8(e).

            (f) Reorganization or Reclassification. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction (any such transaction being referred to herein as an "Organic Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock that remains outstanding thereafter shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and appropriate provisions shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

      9. Notices. Any and all notices or other communications or deliveries to be provided by the Holders of the Series A Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation addressed to 116 Newark Avenue, Jersey City, NJ 07302, Facsimile
No.: (201) 395-0076, Attention Chief Executive Officer, or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this

Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

      10. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

      11. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

      12. Status of Converted Shares. In case any shares of Series A Preferred Stock shall be converted pursuant hereto, the shares of Series A Preferred Stock so converted shall be canceled, shall not be re-issuable and shall cease to be part of the authorized capital stock of the Corporation.

      13. Amendments. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required herein or by law, no provision of this Series A Certificate which adversely affects the Series A Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a two-thirds of the then outstanding shares of Series A Preferred Stock consenting or voting, as the case may be, separately as a class.

      14. Lost Certificates. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement reasonably satisfactory to the Corporation, or in the case of any such mutilation upon surrender and cancellation of such stock certificate, the Corporation will make and deliver a new stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated stock certificate at the Corporation's own expense.


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

      IN WITNESS WHEREOF, GSV, Inc. has caused this certificate to be signed by its officers as of this 1st day of March, 2001.

                                    GSV, INC.


                                    By: /s/ Jeffrey Tauber
                                        ----------------------------------------
                                        Name: Jeffrey Tauber
                                        Title: Chief Executive Officer


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